Exhibit 99.1

	Contact:	Contact:
	Trans World Entertainment	Financial Relations Board
	Robert J. Higgins	Marilynn Meek
	Chief Executive Officer	(mmeek@frbir.com)
	(518) 452-1242	(212) 827-3773
38 Corporate Circle
Albany, NY 12203
www.twec.com		NEWS RELEASE

TRANS WORLD ENTERTAINMENT NAMES JOHN ANDERSON

ACTING CHIEF FINANCIAL OFFICER

          Albany, NY, July 9, 2012 — Trans World Entertainment Corporation (Nasdaq: TWMC) today announced it has named John Anderson acting Chief Financial Officer, effective immediately. Mr. Anderson has served in positions of increasing responsibility at Trans World for over 18 years, most recently serving as Controller since September 2006. Mr. Anderson will be replacing Tom Seaver who will be leaving the Company to pursue other opportunities after a short transition period.

          Mike Honeyman, President and COO, said: “We are very pleased to announce John as our acting CFO. John has been a valued member of our leadership team and has a strong track record of delivering results. He’s ideally suited to oversee the company’s financial operations and support our efforts to grow and deliver value for our shareholders. Also, we thank Tom Seaver for his service and wish him well in the future.”

          As acting Chief Financial Officer, Mr. Anderson will lead Trans World Entertainment’s financial planning and financial reporting divisions.

          Trans World Entertainment is a leading specialty retailer of entertainment products, including video, music, electronics, trend, video games and related products. The Company operates retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, and www.secondspin.com.